Exhibit 3.1

FOURTH AMENDED AND RESTATED BYLAWS

OF

GREEN PLAINS INC.

FOURTH AMENDED AND RESTATED
BYLAWS

OF

GREEN PLAINS INC.

ARTICLE I : OFFICES

Section 1.01 Registered Office.  Green Plains Inc. (the “Corporation”) shall maintain its registered office at 1811 Aksarben Dr., Omaha, Nebraska 68106 or such other location and address of the registered office of the Corporation as the Board of Directors of the Corporation (the “Board of Directors”) may designate from time to time.

Section 1.02 Other Offices. The Corporation may have such other offices, either within or without the State of Iowa, as the Board of Directors may designate, or as the business of the Corporation may require from time to time.

ARTICLE II : MEETINGS OF SHAREHOLDERS

Section 2.01 Place of Meetings. All meetings of shareholders shall be held at such place, if any, within or outside the State of Iowa, including by means of remote communications, which may be designated by the Board of Directors.

Section 2.02 Remote Communications. The Board of Directors, acting in its sole discretion, may establish guidelines and procedures in accordance with applicable provisions of the Iowa Business Corporation Act (the “IBCA”) and any other applicable law for the participation of shareholders by means of remote communications, and may determine that any meeting of shareholders will not be held at any place but will be held solely by means of remote communications. Shareholders and proxy holders complying with such procedures and guidelines and otherwise entitled to vote at a meeting of shareholders shall be deemed present in person and entitled to vote at a meeting of shareholders, whether such meeting is to be held at a designated place or solely by means of remote communications.

Section 2.03 Annual Meetings. The annual meetings of shareholders shall be held on such date and at such time as the Board of Directors shall determine. At such meetings, directors shall be elected and any other business may be transacted which is within the powers of the shareholders. If the election of directors shall not be accomplished at the annual meeting of shareholders, including any adjournment or postponement thereof, the Board of Directors shall cause such election to be held at a special meeting of shareholders called for that purpose as soon thereafter as is convenient.  Any previously scheduled annual meeting of the shareholders may be postponed by resolution of the Board of Directors upon prior notice or public disclosure given on or prior to the date previously scheduled for such annual meeting of shareholders. The annual meeting of shareholders may be postponed by the Corporation to such time and place, if any, as is specified in the notice of postponement of such meeting.

Section 2.04 Special Meetings.

(a) Special meetings of the shareholders may be called, for any purpose or purposes, by (i) the Chairman of the Board, (ii) the Chief Executive Officer, (iii) the President, (iv) the Board of Directors or a committee thereof, or (v) one or more shareholders of record that, at the time a request is delivered, collectively Own (as defined below) at least 20% of all of the outstanding shares entitled to vote at the proposed special meeting, and shall be held at such place, if any, on such date, and at such time as the Board of Directors shall fix.

(b) If a special meeting is properly called by any person or persons other than the Board of Directors, the request shall be in writing, specifying the general nature of the business proposed to be transacted, and shall be delivered personally or sent by certified or registered mail, return receipt requested, to the Chairman of the Board, the Chief Executive Officer, or the Secretary. Unless otherwise determined by the Board of Directors, no business may be transacted at such special meeting other than as specified in such notice. The Board of Directors shall determine the time and place of such special meeting, which shall be held not less than 35 nor more than 120 days after the date of the receipt of the request. Upon determination of the time and place of the meeting, the officer receiving the request shall cause notice to be given to the shareholders entitled to vote in accordance with the provisions of Section 2.05. Nothing contained in this Section 2.04(b) shall be construed as limiting, fixing, or affecting the time when a meeting of shareholders called by action of the Board of Directors may be held.

(c) Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (i) by or at the direction of the Board of Directors or (ii) by any shareholder of the Corporation who is a shareholder of record at the time of giving notice provided for in these Bylaws of the Corporation (as may be amended or amended and restated from time to time, these “Bylaws”) who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 2.04. In the event the Corporation calls a special meeting of shareholders for the purpose of electing one or more directors to the Board of Directors, any such shareholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation’s notice of meeting, if the shareholder’s notice required by Section 2.11 (which shall also be required by this Section 2.04) of these Bylaws shall be received by the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to the date of such special meeting and not later than the close of business on the later of the 90th day prior to the date of such meeting or the 10th day following the day on which a public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above.

(d) Any previously scheduled special meeting of the shareholders may be postponed by resolution of the Board of Directors upon prior notice or public disclosure given on or prior to the date previously scheduled for such special meeting of shareholders. The special meeting of shareholders may be postponed by the Corporation to such time and place, if any, as is specified in the notice of postponement of such meeting.

Section 2.05 Notice of Meetings. Written notice of each annual meeting shall be given to each shareholder entitled to vote, either personally or by mail or other means of written communication, or by electronic means where permissible, charges prepaid, addressed to such shareholder at such shareholder’s address appearing on the books and records of the Corporation or given by shareholder to the Corporation for the purpose of notice. All such notices shall be sent to each shareholder entitled thereto not less than 10 nor more than 60 days before each annual meeting, and shall specify (a) the place, if any, the date and the time of such meeting, (b) the means of remote communications, if any, by which shareholders and proxy holders may be deemed to be present in person and vote at such meeting, and (c) such other matters, if any, as may be expressly required by statute. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the shareholder at his or her address as it appears on the books and records of the Corporation.

Section 2.06 Adjourned Meetings and Notice Thereof. Any shareholders’ meeting, annual or special, whether or not a quorum is present, may be adjourned or postponed from time to time by either the Chairman of the Board or the vote of a majority of the shares represented at the meeting, the holders of which are either present in person or represented by proxy thereat, but in the absence of a quorum, no other business may be transacted at such meeting.

If an annual or special shareholders meeting is adjourned or postponed to a different date, time, or place, notice need not be given if the new date, time, or place is announced at the meeting before adjournment. However, notice must be given in the manner provided in Section 2.05 of these Bylaws if the adjournment or postponement is for more than 30 days or a new record date for the adjourned or postponed meeting is or must be fixed.

Section 2.07 Voting; Proxies. Each shareholder entitled to vote at any meeting of shareholders shall be entitled to one vote for each share of stock held by him or her, which has voting power upon the matter in question. Each shareholder entitled to vote at a meeting of shareholders may authorize another person or persons to act for him or her by proxy, but no such proxy shall be voted or acted upon after eleven months from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A shareholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with the Secretary. In any election of directors, if a quorum is present, directors shall be elected by a “majority of votes cast” (as defined herein), unless the election is contested, in which case directors shall be elected by a plurality of the votes cast. An election shall be contested if, as determined by the Board of Directors, the number of nominees exceeds the number of directors to be elected. For the purposes of this Section 2.07, a “majority of votes cast”  shall mean that the votes cast “for” a nominee’s election exceeds the votes cast “against” that nominee.  The following shall not be deemed votes cast “against” a nominee: (a) a share whose ballot or proxy is marked as abstain; (b) a share otherwise present at the meeting but for which there is an abstention; and (c) a share otherwise present at the meeting as to which a shareholder gives no authority or direction. Any incumbent director who is nominated for election and fails to receive the required vote for reelection shall promptly deliver to the Board of Directors an irrevocable offer to resign from the Board of Directors. The Board of Directors will consider such director’s offer to resign, taking into consideration any such factors that the Board of Directors deems relevant in deciding whether to accept such director’s resignation, including any recommendation of the nominating and governance committee. Any director whose offer to resign is under consideration may not participate in any deliberation or vote of the Board of Directors (or any committee thereof) regarding such offer, but such director may participate in the deliberation or vote of any other business transacted by the Board of Directors (or any committee thereof). Within 90 days after the date of certification of the election results, the Board of Directors will determine whether to accept or reject such director’s offer to resign. Notwithstanding the foregoing, in the event that no nominee for director receives the vote required pursuant to this Section 2.07, any and all directors may participate in the Board of Directors’ deliberation and vote regarding the directors’ offers to resign. Any other action shall be authorized by an affirmative majority of the outstanding shares present in person or represented by proxy and entitled to vote, unless the question is one upon which by express provision of the Articles of Incorporation, these Bylaws or the IBCA a different vote is required, in which case such express provision shall govern and control the decision of such question.

Section 2.08 Filing Date for Determination of Shareholders of Record. In order that the Corporation may determine the shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than 60 nor less than 10 days before the date of such meeting, nor more than 60 days prior to any other action. If no record date is fixed: (a) the record date for determining shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (b) the record date for determining shareholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of shareholders of record entitled to notice of or to vote at a meeting of shareholders shall apply to any adjournment or postponement of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned or postponed meeting.

Section 2.09 List of Shareholders Entitled to Vote. The Secretary shall prepare and make, at least 10 days before every meeting of shareholders, a complete list of the shareholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each shareholder and the number of shares registered in the name of each shareholder. Nothing contained in this Section 2.09 shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any shareholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting, either (a) on a reasonably accessible electronic network;  provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to shareholders of the Corporation. If the meeting is to be held in person, then a list of shareholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any shareholder who is present. If the meeting is to be held solely by means of remote communications, then such list shall also be open to the examination of any shareholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided within the notice of the meeting. The stock ledger shall be the only evidence as to who are the shareholders entitled to examine the stock ledger, the list of shareholders referred to in this section or the books of the Corporation, or to vote in person or by proxy it any meeting of shareholders.

Section 2.10 Quorum. The presence in person or by proxy of persons entitled to vote a majority of the votes entitled to be cast by each separate class or voting group specified in the Corporation’s Articles of Incorporation, as the same may be amended or supplemented from time to time, at any meeting shall constitute a quorum for the transaction of business. The shareholders present at a duly called or held meeting at which a quorum is present may continue to do business until adjournment or postponement, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

Section 2.11 Business Conducted at Meetings of Shareholders; Shareholder Proposals. To be properly brought before any meeting of shareholders, nominations of persons for election to the Board of Directors and proposals of business other than nominations to be considered by the shareholders must be (A) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (B) otherwise properly brought before the meeting by or at the direction of the Board of Directors or (C) otherwise properly brought before the meeting by a shareholder who (i) was a shareholder of record at the time of giving notice for the meeting, at the time the notice provided for in this Section 2.11 is timely delivered to the principal executive offices of the Corporation, and at the time of the meeting, (ii) timely complies with the notice procedures of this Section 2.11 and (iii) is entitled to vote at the meeting. In addition, for business to be properly brought before any meeting by a shareholder, such business must be a proper matter for shareholder action pursuant to these Bylaws and applicable law.  For the avoidance of doubt, the foregoing clause (C) shall be the exclusive means for a shareholder to make nominations (except for nominations made in compliance with Section 2.12) or propose business at any meeting of shareholders (other than a proposal included in the Corporation’s proxy statement pursuant to and in compliance with Rule 14a-8 under the Exchange Act). To be timely, a shareholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the one-year anniversary of the date of the preceding year’s annual meeting; provided, however, that in the event of a special meeting or if the date of the annual meeting is advanced by more than 30 days or delayed by more than 30 days from the anniversary of the previous year’s annual meeting, to be timely, a shareholder’s notice must be received by the Corporation not earlier than the close of business on the 90th day prior to such meeting and not later than the close of business on the later of the 60th day prior to such meeting or the 10th day following the day on which public disclosure of the date of such meeting is first made.  In no event shall any adjournment or postponement of a meeting or the announcement thereof commence a new time period for the giving of a shareholder’s notice as described in this Section 2.11.  Such shareholder’s notice shall set forth the following:

(a) As to each person whom the Proposing Person (as defined below) proposes to nominate for election or reelection as a director, (i) all information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including such person’s written consent to be named in the proxy statement as a nominee and to serving as a director if elected); (ii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such Proposing Person, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the Proposing Person were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant;  (iii) a written statement executed by the nominee acknowledging that as a director of the Corporation, the nominee will owe a fiduciary duty under Iowa law with respect to the Corporation and its shareholder; (iv) a fully completed Director’s Questionnaire on the form supplied by the Corporation upon written request from the shareholder, executed by the nominee; (v) a written statement executed by the nominee acknowledging such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, intends to serve a full term if elected as a director of the Corporation; and (vi) a written representation and agreement (in the form provided by the Secretary upon written request) that such person (A) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (2) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, (B) is not and will not become a party to any agreement, arrangement or reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (C) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation;

(b) As to any other business that the Proposing Person proposes to bring before the meeting,  a brief description of the business desired to be brought and the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and

(c) As to the Proposing Person, if any, on whose behalf the nomination or proposal is made (i) the name and address of such Proposing Person,  if not a beneficial owner, as they appear on the Corporation’s books;  (ii) the class and number of shares of the Corporation which are held of record or are beneficially Owned, directly or indirectly, by the Proposing Person and any Derivative Instrument (as defined below) and by any other shareholders known by such Proposing Person to be supporting such proposal;  (iii) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of such Proposing Person or nominee with respect to any securities of the Corporation, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from share price changes for, or to increase or decrease the voting power of, such Proposing

Person or nominee with respect to any securities of the Corporation;  (iv) any proxy, contract, arrangement, understanding or relationship pursuant to which the Proposing Person or nominee has a right to vote any shares of any security of the Corporation; (v) any rights to dividends on the shares of the Corporation beneficially Owned by the Proposing Person that are separated or separable from the underlying shares of the Corporation;  (vi) any performance-related fees (other than asset-based fees) that the Proposing Person or the nominee is entitled to, based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice, if any, including without limitation any such interests held by members of such Proposing Person’s immediate family sharing in the same household;  (vii) any material interest of the Proposing Person in such business; and (viii) a statement whether such Proposing Person will deliver a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under applicable law to carry the proposal or nomination.  In addition, to be in proper written form, the Proposing Person’s notice to the Secretary must be supplemented not later than 10 days following the record date for notice of the meeting to disclose the information contained in clauses (ii) through (vi) above as of the record date for notice of the meeting.  For purposes of this Section 2.11, a “Derivative Instrument” shall mean any option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of capital stock of the Corporation or otherwise. For purposes of this Section 2.11, the term “Proposing Person” shall mean (A) the shareholder providing the notice of nomination or any other business proposed to be brought before the meeting of shareholders, (B) the beneficial owner or beneficial owners, if different, on whose behalf the notice of nomination or any other business proposed to be brought before the meeting is made, (C) any affiliate or associate (each within the meaning of Rule 12b-2 under the Exchange Act for purposes of these Bylaws) of such shareholder or beneficial owners and, if such shareholder or beneficial owner is an entity, any director, executive, managing member or control person of such entity, and (D) any other person with whom such shareholder or beneficial owner (or any of their respective affiliates or associates) is acting in concert.

Notwithstanding the foregoing provisions of this Section 2.11, the nominee for election or re-election as a director of the Corporation shall also provide to the Corporation such additional information as the Corporation may reasonably request. The Corporation may request such additional information necessary to permit the Board of Directors to determine the eligibility of such person to serve as a director of the Corporation, including information relevant to a determination of whether such person can be considered an independent director and that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee. The nominee will provide facts, statements and other information in all communications with the Corporation and its shareholders that are or will be true and correct in all material respects and have not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

Notwithstanding the foregoing provisions of this Section 2.11,  the Proposing Person must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.11.  Nothing in this Section 2.11 shall be deemed to affect any rights of a shareholder to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

Notwithstanding anything in these Bylaws to the contrary, no nominations shall be brought and no business shall be conducted at any meeting of the shareholders except in accordance with the procedures set forth in this Section 2.11 or Section 2.12 below. The Chairman of the Board or other presiding officer shall, if the facts warrant, determine and declare at any meeting of the shareholders that a nomination or business was not properly brought before the meeting in accordance with the provisions of this Section 2.11 or Section 2.12 below, and if he or she should so determine, he or she shall so declare to the meeting and any such nomination not properly brought before the meeting shall be disregarded and any such business not properly brought before the meeting shall not be transacted.

Section 2.12 Shareholder Nominations Included in the Corporation’s Proxy Materials.
(a) Definitions. For purposes of this Section 2.12, the following terms shall have the meanings set forth below, except as otherwise provided herein.

“Eligible Holder” means a person who has either (i) been a record holder of the shares of common stock of the Corporation used to satisfy the eligibility requirements of Section 2.12(d) continuously for the three-year period as described in Section 2.12(d), or (ii) provides to the Secretary, within the time period specified in Section 2.12(d), evidence of continuous Ownership of such shares for such three-year period from one or more securities intermediaries in a form that the Board of Directors, or its designee, determines would be acceptable for purposes of a shareholder proposal under Rule 14a-8(b)(2) under the Exchange Act (or any successor rule).

“Maximum Number” with respect to any annual meeting of the shareholders, means the number of nominees for election to the Board of Directors that constitutes no more than the greater of (i) two (2) or (ii) 20% of the total number of directors of the Corporation as of the last day on which a Qualified Nomination Notice may be submitted pursuant to Section 2.12(e) (rounded down to the nearest whole number). The Maximum Number shall be subject to the adjustments described in Section 2.12(c).

“Minimum Number” means 3% of the Corporation’s issued and outstanding shares of common stock of the Corporation as of the most recent date for which such amount is given in any filing made by the Corporation with the Securities and Exchange Commission (the “SEC”) prior to the submission of the Qualified Nomination Notice.

“Nominating Shareholder” means an Eligible Holder or group of up to 20 Eligible Holders who nominate a Nominee for election to the Board of Directors.

“Nominee” means any person nominated for election to the Board of Directors by a Nominating Shareholder that, individually and collectively, in the case of a group, satisfy all applicable procedures set forth in Section 2.12(d) and Section 2.12(e).

“Qualified Nomination Notice” means a notice given by a Nominating Shareholder that complies with the requirements of Section 2.12(e) and names a Nominee.

(b) Inclusion of Nominee in Proxy Statement. Subject to the provisions of this Section 2.12, if expressly requested in a Qualified Nomination Notice delivered by a Nominating 8

Shareholder, the Corporation shall include in its proxy statement for any annual meeting of the shareholders:
(i) the name of the Nominee, which shall also be included on the Corporation’s form of proxy and ballot;
(ii) disclosures about the Nominee and Nominating Shareholder required under the rules of the SEC or other applicable law to be included in the proxy statement;

(iii) any statement included by the Nominating Shareholder in the Qualified Nomination Notice for inclusion in the proxy statement in support of the Nominee’s election to the Board of Directors (subject, without limitation, to Section 2.12(e)), if such statement does not exceed 500 words, is delivered at the same time as the Qualified Nomination Notice, and fully complies with Section 14 of the Exchange Act, and the rules and regulations thereunder, including Rule 14a-9; and

(iv) any other information that the Corporation or the Board of Directors determines, in its discretion, to include in the proxy statement relating to the nomination of the Nominee, including, without limitation, any statement in opposition to the nomination and any of the information provided pursuant to this Section 2.12.

(c) Maximum Number of Nominees.

(i) The Corporation shall not be required to include in the proxy statement for an annual meeting of the shareholders more Nominees than the Maximum Number for such annual meeting. The Maximum Number for a particular annual meeting of the shareholders shall be reduced by: (A) Nominees who are subsequently withdrawn or that the Board of Directors itself decides to nominate for election at such annual meeting, (B) Nominees who cease to satisfy, or Nominees of Nominating Shareholders that cease to satisfy, the eligibility requirements in this Section 2.12, and (C) the number of incumbent directors who were Nominees with respect to any of the preceding two annual meetings of the shareholders and whose reelection at the upcoming annual meeting of the shareholders is being recommended by the Board of Directors. If one or more vacancies for any reason occurs on the Board of Directors after the deadline set forth in Section 2.12(e), but before the date of the annual meeting of the shareholders, and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, the Maximum Number shall be calculated based on the number of directors in office as so reduced.

(ii) If the number of Nominees pursuant to this Section 2.12 for any annual meeting of the shareholders exceeds the Maximum Number then, promptly upon notice from the Corporation, each Nominating Shareholder will select one Nominee for inclusion in the proxy statement until the Maximum Number is reached, going in order of the amount (largest to smallest) of the Ownership position as disclosed in each Nominating Shareholder’s Qualified Nomination Notice, with the process repeated if the Maximum Number is not reached after each Nominating Shareholder has selected one Nominee. If, after the deadline for submitting a Qualified Nomination Notice as set forth in Section 2.12(e), a Nominating Shareholder becomes ineligible or withdraws its nomination, or a Nominee becomes unwilling to serve on the Board of Directors, whether before or after the delivery of the definitive proxy statement, then the nomination shall be disregarded, and the Corporation (A) shall not be required to include in its proxy statement or on any ballot or form of proxy the disregarded Nominee or any successor or replacement Nominee proposed by the Nominating Shareholder or by any other Nominating Shareholder, and (B) may otherwise communicate to its shareholders, including, without limitation, by amending or supplementing its proxy statement or ballot or form of proxy, that the Nominee will not be included as a Nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the annual meeting of the shareholders.

(d) Eligibility of Nominating Shareholder.

(i) An Eligible Holder or group of up to 20 Eligible Holders may submit a nomination in accordance with this Section 2.12 only if the person or group (in the aggregate) has continuously Owned at least the Minimum Number of shares of the common stock of the Corporation (as adjusted for any stock splits, stock dividends, or similar events) throughout the three-year period preceding, including the date of submission of, the Qualified Nomination Notice, and continues to Own at least the Minimum Number through the date of such annual meeting of the shareholders. A group of funds under common management and investment control shall be treated as one Eligible Holder if such Eligible Holder shall provide, together with the Qualified Nomination Notice, documentation reasonably satisfactory to the Corporation that demonstrates that the funds are under common management and investment control. For the avoidance of doubt, in the event of a nomination by a group of Eligible Holders, any and all requirements and obligations for an individual Eligible Holder that are set forth in this Section 2.12, including the minimum holding period, shall apply to each member of such group; provided, however, that the Minimum Number shall apply to the Ownership of the group in the aggregate. If any shareholder withdraws from a group of Eligible Holders acting together as a Nominating Shareholder at any time prior to the annual meeting of the shareholders, the group of Eligible Holders shall only be treated as Owning the shares held by the remaining members of the group.

(ii) For purposes of Section 2.04 and this Section 2.12,  a shareholder or beneficial owner shall be deemed to  “Own” only those outstanding shares of common stock of the Corporation as to which such person possesses both:  (A) the full voting and investment rights pertaining to the shares; and (B) the full economic interest in (including the opportunity for profit and risk of loss on) such shares. The number of shares calculated in accordance with clauses (A) and (B) shall not include any shares: (1) purchased or sold by such person or any of its affiliates in any transaction that has not been settled or closed, (2) sold short by such person, (3) borrowed by such person or any of its affiliates for any purpose or purchased by such person or any of its affiliates pursuant to an agreement to resell or subject to any other obligation to resell to another person, or (4) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such person or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of common stock of the Corporation, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of: (x) reducing in any manner, to any extent or at any time in the future, such person’s or any of its affiliates’ full right to vote or direct the voting of any such shares, and/or (y) hedging, offsetting, or altering to any degree, gain or loss arising from the full economic ownership of such shares by such person or any of its affiliates. A  shareholder or beneficial owner shall  “Own” shares held in the name of a

Nominee or other intermediary, so long as such person retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest (including the opportunity for profit and risk of loss on) in the shares. Such person’s Ownership of shares shall be deemed to continue during any period in which such person has delegated any voting power by means of a proxy, power of attorney, or other similar instrument or arrangement that is revocable at any time by such person. The terms “Owned,” “Owning,”  “Ownership”  and other variations of the word “Own” shall have correlative meanings. Whether outstanding shares of common stock of the Corporation are “Owned” for these purposes shall be determined by the Board of Directors.

(iii) No person shall be permitted to be in more than one group constituting a Nominating Shareholder, and if any person appears as a member of more than one group, it shall be deemed to be a member of the group that has the largest ownership position as reflected in the Qualified Nomination Notice.

(e) Qualified Nomination Notice. To nominate a Nominee, the Nominating Shareholder must, no earlier than 150 days and no later than 120 days before the anniversary of the date that the Corporation delivered its proxy statement for the prior year’s annual meeting of the shareholders, submit to the Secretary at the principal executive office of the Corporation all of the following information and documents (collectively, the “Qualified Nomination Notice”), and in no event will the public announcement of an adjournment of the annual meeting of shareholders commence a new time period for the giving of the Qualified Nomination Notice as provided above; provided, however, that if (and only if) the annual meeting of the shareholders is not scheduled to be held within a period that commences 30 days before the anniversary date of the prior year’s annual meeting of shareholders and ends 30 days after such anniversary date (an annual meeting of the shareholders date outside such period being referred to herein as an “Other Meeting Date”), the Qualified Nomination Notice shall be given in the manner provided herein by the later of the close of business on the date that is 180 days prior to such Other Meeting Date or the tenth day following the date such Other Meeting Date is first publicly announced or disclosed:

(i) A Schedule 14N (or any successor form) relating to the Nominee, completed and filed with the SEC by the Nominating Shareholder as applicable, in accordance with SEC rules.

(ii) A written notice of the nomination of such Nominee, in a form deemed satisfactory by the Board of Directors, that includes the following additional information, agreements, representations and warranties by the Nominating Shareholder (including each group member): (A) the information required with respect to the nomination of directors pursuant to Section 2.11 of these Bylaws, (B) the details of any relationship that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N; (C) a representation and warranty that the Nominating Shareholder acquired the securities of the Corporation in the ordinary course of business and did not acquire, and is not holding, securities of the Corporation for the purpose or with the effect of influencing or changing control of the Corporation; (D) a representation and warranty that the Nominee’s candidacy or, if elected, Board of Directors membership would not violate applicable state or federal law or the rules of any stock exchange on which the Corporation’s securities are traded; (E) a representation and warranty that the Nominee: (1) does not have any direct or indirect relationship with the Corporation that would cause the Nominee to be considered not independent pursuant to the Corporation’s corporate governance guidelines as most recently published on its website and otherwise qualifies as independent under the rules of the primary stock exchange on which the Corporation’s securities are traded; (2) meets the audit committee independence requirements under the rules of any stock exchange on which the Corporation’s securities are traded; (3) is a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule); (4) is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933, as amended (the “Securities Act”) or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of the Nominee; and (5) has not been named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) and has not been convicted in such a criminal proceeding in the last ten years; (F) a representation and warranty that the Nominating Shareholder satisfies the eligibility requirements set forth in Section 2.12(d) and has provided evidence of ownership to the extent required by Section 2.12(d); (G) a representation and warranty that the Nominating Shareholder intends to continue to satisfy the share ownership eligibility requirements described in Section 2.12(d) through the date of the annual meeting of the shareholders; (H) details of any position of the Nominee as an officer or director of any competitor (that is, any entity that produces products or provides services that compete with or are alternatives to the principal products produced or services provided by the Corporation or its affiliates) of the Corporation, within the five years preceding the submission of the Qualified Nomination Notice; (I) a representation and warranty that the Nominating Shareholder will not engage in a “solicitation” within the meaning of Rule 14a-1(l) of the Exchange Act (without reference to the exception in Rule 14a-1(l)(2)(iv) of the Exchange Act) (or any successor rules) with respect to the annual meeting of the shareholders, other than with respect to the Nominee or any nominee of the Board; (J) a representation and warranty that the Nominating Shareholder will not use any proxy card other than the Corporation’s proxy card in soliciting shareholders in connection with the election of a Nominee at the annual meeting of the shareholders; (K) if desired, a statement for inclusion in the proxy statement in support of the Nominee’s election to the Board of Directors;  provided that such statement shall not exceed 500 words and shall fully comply with Section 14 of the Exchange Act and the rules and regulations thereunder, including Rule 14a-9; and (L) in the case of a nomination by a group, the designation by all group members of one group member who is authorized to act on behalf of all group members with respect to all matters relating to the nomination, including withdrawal of the nomination.

(iii) An executed agreement, in a form deemed satisfactory by the Board of Directors, which must be submitted within seven days of the Nominating Shareholder’s first submission of any information required by this Section 2.12, in a form deemed satisfactory by the Board of Directors or its designee, pursuant to which the Nominating Shareholder (including each group member) agrees: (A) to comply with all applicable laws, rules and regulations in connection with the nomination, solicitation and election; (B) to file any written solicitation or other communication with the Corporation’s shareholders relating to one or more of the Corporation’s directors or director nominees or any Nominee with the SEC, regardless of whether any such filing is required under rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation; (C) to assume all liability stemming from an action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication or action by the Nominating Shareholder or any of its Nominees with the

Corporation, its shareholders or any other person in connection with the nomination or election of directors, including, without limitation, the Qualified Nomination Notice; and (D) to indemnify and hold harmless (jointly with all other group members, in the case of a group member) the Corporation and each of its directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative, or investigative, against the Corporation or any of its directors, officers or employees arising out of or relating to a failure or alleged failure of the Nominating Shareholder to comply with, or any breach or alleged breach of, its obligations, agreements or representations under this Section 2.12, or otherwise arising out of any nomination, solicitation or other activity by any Nominating Shareholder in connection with its efforts under this Section 2.12.

(iv) An executed agreement, in a form deemed satisfactory to the Board of Directors, which must be submitted within seven days of the Nominating Shareholder’s first submission of any information required by this Section 2.12, in a form determined to be satisfactory by the Board of Directors, or its designee, by the Nominee: (A) to provide to the Corporation such other information, including completion of the Corporation’s director questionnaire, as it may reasonably request; and (B) that includes the representation and agreement set forth in Section 2.11(a) of these Bylaws.

(v) In the event that any information or communications provided by a Nominating Shareholder or Nominee to the Corporation or its shareholders is not, when provided, or thereafter ceases to be, true, correct and complete in all material respects (including omitting a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading), each Nominating Shareholder or Nominee, as the case may be, shall promptly notify the Secretary and provide the information that is required to make such information or communication true, correct, complete and not misleading; it being understood that providing any such notification shall not be deemed to cure any such defect or limit the Board of Directors’ right to omit a Nominee from its proxy materials. The information and documents required by this Section 2.12(e) shall be: (A) provided with respect to and executed by each group member, in the case of information applicable to group members; and (B) provided with respect to the persons specified in Instruction 1 to Items 6(c) and (d) of Schedule 14N (or any successor items) in the case of a Nominating Shareholder or group member that is an entity. The Qualified Nomination Notice shall be deemed submitted on the date on which all the information and documents referred to in this Section 2.12(e) (other than such information and documents contemplated to be provided after the date the Qualified Nomination Notice is provided) have been delivered to or, if sent by mail, received by the Secretary.

(f) Authority of the Board of Directors. The Board of Directors shall have the exclusive power and authority to interpret the provisions of this Section 2.12 and make, in good faith, all determinations deemed necessary or advisable in connection with this Section 2.12.

(g) Exceptions.

(i) Notwithstanding anything to the contrary contained in Section 2.12, the Corporation may omit from its proxy statement any Nominee and any information concerning such Nominee (including a Nominating Shareholder’s statement in support), no vote on such

Nominee will occur, and any proxies in respect of such vote that have been received by the Corporation shall be disregarded, and the Nominating Shareholder may not, after the last day on which a Qualified Nomination Notice would be timely, cure in any way any defect preventing the nomination of the Nominee, if: (A) the Nominating Shareholder or the designated lead group member, as applicable, or any qualified representative thereof, does not appear at the meeting of shareholders to present the nomination submitted pursuant to this Section 2.12, the Nominating Shareholder withdraws its nomination or the presiding officer of the annual meeting declares that such nomination was not made in accordance with this Section 2.12 and shall therefore be disregarded; (B) the Board of Directors, determines that such Nominee’s nomination or election to the Board of Directors would result in the Corporation violating or failing to be in compliance with these Bylaws or the Articles of Incorporation or any applicable law, rule or regulation to which the Corporation is subject, including any rules or regulations of any stock exchange on which the Corporation’s securities are traded; (C) the Nominee was nominated for election to the Board of Directors pursuant to this Section 2.12 at one of the Corporation’s two preceding annual meetings of shareholders and either withdrew or became ineligible or received less than 25% of the votes that all shareholders were entitled to cast for such Nominee; (D) the Nominee has been, within the past three years, an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended, or (E) the Corporation is notified, or the Board of Directors determines, that a Nominating Shareholder has failed to continue to satisfy the eligibility requirements described in Section 2.12(d), any of the representations and warranties made in the Qualified Nomination Notice ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statement not misleading), the Nominee becomes unwilling or unable to serve on the Board of Directors or any material violation or breach occurs of the obligations, agreements, representations or warranties of the Nominating Shareholder or the Nominee under this Section 2.12.

(ii) Notwithstanding anything to the contrary contained in this Section 2.12, the Corporation may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the statement in support of the Nominee included in the Qualified Nomination Notice, if the Board of Directors determines that: (A) such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading; (B) such information directly or indirectly impugns character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any person; or (C) the inclusion of such information in the proxy statement would otherwise violate the SEC proxy rules or any other applicable law, rule or regulation.

(iii) The Corporation may solicit against, and include in the proxy statement its own statement relating to, any Nominee.
Section 2.13 Organization of Meetings.

(a) The Chairman of the Board shall preside at each meeting of shareholders. In the absence of the Chairman of the Board, unless otherwise determined by the Board of Directors, the meeting shall be chaired by an officer of the Corporation in accordance with the following order: Chief Executive Officer, President and Vice President.  The Secretary, or in his or her absence an Assistant Secretary, or in the absence of the Secretary and all Assistant Secretaries, a person whom the chairman of the meeting shall appoint shall act as secretary of the meeting and keep a record of the proceedings thereof.

(b) The Board of Directors shall be entitled to make such rules and regulations for the conduct of meetings of shareholders as it shall deem necessary, appropriate or convenient. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors prior to the meeting, the chairman of the meeting shall have the right and authority to prescribe such rules and regulations and procedures and to do all such acts as, in his or her discretion, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (a) convening the meeting and recessing or adjourning the meeting (whether or not a quorum is present); (b) determining and announcing the date and time of the opening and the closing of the polls for each matter upon which the shareholders will vote; (c)  establishing an agenda or order of business for the meeting; (d) rules and procedures for maintaining order at the meeting and the safety of those present; (e) limitations or attendance at or participation in the meeting to shareholders of record entitled to vote at the meeting, their duly authorized and constituted proxies, or such other persons as the chairman of the meeting shall determine; (f) establishing rules and procedures with respect to the recess and adjournment of the meeting; (g) restrictions on entry to the meeting after the time fixed for the commencement thereof; (h) restrictions on the use of any audio or video recording devices at the meeting; and (i) limitations on the time allotted to questions or comments by participants.

(c) The chairman of the meeting shall have the power to recess any such meeting at any time and for any reason, without notice other than announcement at the meeting. In addition to making any other determinations that may be appropriate to the conduct of the meeting, the chairman of the meeting shall, if the facts warrant, determine that a matter of business was not properly brought before the meeting and if the chairman of the meeting should so determine, the chairman of the meeting shall so declare to the meeting and any such matter or business determined not to be brought before the meeting shall not be transacted or considered.

Section 2.14 No Action Without Meeting. Except where otherwise required by the IBCA, no action permitted to be taken by the shareholders of the Corporation under any provision of the IBCA and under these Bylaws may be taken without a meeting.

ARTICLE III : DIRECTORS

Section 3.01 Powers. Subject to limitation of the Articles of Incorporation, of these Bylaws, and of the IBCA as to action which shall be authorized or approved by the shareholders, and subject to the duties of directors as prescribed by these Bylaws, all corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed under the direction of the Board of Directors. Without prejudice to such general powers, but subject to the same limitations, it is hereby expressly declared that the directors shall have the following powers, to wit:

(a) To select and remove all the other officers, agents and employees of the Corporation, prescribe such powers and duties for them as may not be inconsistent with law, or 15 with the Articles of Incorporation or these Bylaws, fix their compensation, and require from them security for faithful service.

(b) To conduct, manage and control the affairs and business of the Corporation, and to make such rules and regulations therefor not inconsistent with law, or with the Articles of Incorporation or these Bylaws, as they may deem best.

(c) To change from time to time the registered office for the transaction of the business of the Corporation from one location to another as provided in Section 1.01 hereof; to fix and locate from time to time one or more subsidiary offices of the Corporation within or without the State of Iowa as provided in Section 1.02 hereof; to designate any place, if any, within or without the State of Iowa for the holding of any shareholders’ meeting or meetings and to adopt, make and use a corporate seal, and to prescribe the forms of certificates of stock, and to alter the form of such seal and of such certificates from time to time, as in their judgment they may deem best;  provided such seal and such certificates shall at all times comply with the provisions of law.

(d) To authorize the issuance of shares of stock of the Corporation from time to time, upon such terms as may be lawful, in consideration of money paid, labor done or services actually rendered, debts or securities canceled, or tangible or intangible property actually received, or in the case of shares issued as a dividend, against amounts transferred from surplus to stated capital.

(e) To borrow money and incur indebtedness for the purposes of the Corporation, and to cause to be executed and delivered therefor, in the Corporation name, promissory notes, bonds, debentures, deeds of trust, mortgages, pledges, hypothecation’s or other evidence of debt and securities therefor.

Section 3.02 Number and Term of Office; Removal.

(a) The number of directors constituting the entire Board of Directors shall be not less than one nor more than eleven as fixed from time to time by vote of not less than two-thirds of the directors then serving in office; provided, however, that the number of directors shall not be reduced so as to shorten the term of any director at the time in office;  and provided, further, that the number of directors constituting the entire Board of Directors shall be fixed by two-thirds of the entire Board of Directors then serving in office.  Directors shall serve staggered terms and shall be divided into three groups (Groups I, II, and III), as nearly equal in numbers as the then total number of directors constituting the entire Board of Directors permits, with the term of office of one group expiring each year. To comply with the IBCA, the initial term of Group I shall expire at the first annual shareholders’ meeting of the Corporation in 2009. At that time, a director, or directors, shall be elected to serve in Group I, and to hold office for a three-year term expiring at the third succeeding annual meeting. The initial term of Group II shall expire at the second annual shareholders’ meeting of the Corporation in 2010. At that time, a director, or directors, shall be elected to serve in Group II, and to hold office for a three-year term expiring at the third succeeding annual meeting. The initial term of Group III shall expire at the third annual shareholders’ meeting of the Corporation in 2011. At that time, a new director, or directors, shall be elected to serve in Group III, for a three-year term expiring at the third succeeding annual meeting. At each annual shareholders’ meeting held thereafter, directors shall be chosen for a term of three years to serve in the group that has expired at that meeting to succeed those whose terms expire. Any vacancies in the Board of Directors for any reason may be filled by the Board of Directors or as set forth in Section 3.04, and any directors so chosen shall hold office until the next election of the group for which such directors shall have been chosen and until their successors shall be elected and qualified. Subject to the foregoing, at each annual meeting of shareholders the successors to the group of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting.

(b) Notwithstanding any other provisions in the Articles of Incorporation or these Bylaws (and notwithstanding the fact that some lesser percentage may be specified by law, in the Articles of Incorporation or in these Bylaws) but subject to the proviso set forth in this Section 3.02(b), any director or the entire Board of Directors may be removed at any time, but only for cause and only by the affirmative vote of the holders of not less than two-thirds of the outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the shareholders called for that purpose.

Section 3.03 Directors Elected by Special Class or Series. To the extent that any holders of any class or series of stock other than common stock issued by the Corporation shall have the separate right, voting as a class or series, to elect directors, the directors elected by such class or series shall be deemed to constitute an additional class of directors and shall have a term of office for one year or such other period as may be designated by the provisions of such class or series providing such separate voting right to the holders of such class or series of stock, and any such class of director shall be in addition to the classes otherwise provided for in the Articles of Incorporation. Any directors so elected shall be subject to removal in such manner as may be provided by law or by the Articles of Incorporation of this Corporation.

Section 3.04 Vacancies.

(a) Any vacancy occurring in the Board of Directors for any cause other than by reason of an increase in the number of directors may be filled by the majority of the Board of Directors then in office, though less than a quorum, or as set forth in Section 3.04(b). Any vacancy occurring by reason of an increase in the number of directors may be filled by action of a majority of the entire Board of Directors. A director elected by the Board of Directors to fill a vacancy shall be elected to hold office until the expiration of the term for which he or she was elected and until his or her successor shall have been elected and shall have qualified.  The provisions of this Section 3.04 shall not apply to directors governed by Section 3.03.

(b) Any vacancy occurring in the Board of Directors due to the resignation, removal or death of a director may be filled by a vote of not less than a  majority of the directors then serving in office, though less than a quorum; provided that, if required by applicable law (including rules and regulations of the Nasdaq Stock Market or any other stock exchange on which the Corporation’s capital stock is then-listed), any such vacancy may be filled by action of the independent directors of the Corporation (as such term is defined in the Nasdaq Stock Market corporate governance rules and regulations).

(c) No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of director’s term of office. No director shall be removed from office except for cause.

Section 3.05 Resignations. A director may resign at any time by giving written notice to the Board of Directors or to the Secretary. Such resignation shall take effect at the time specified therein and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 3.06 Place of Meeting. Meetings of the Board of Directors shall be held at any place, if any, so designated from time to time by resolution of the Board of Directors or by written consent of all members of the Board of Directors. In the absence of such designation, meetings shall be held at the principal office of the Corporation.

Section 3.07 Annual Meeting. Immediately following each annual meeting of shareholders, or any adjournment or postponement thereof, the Board of Directors shall hold a regular meeting for the purpose of organization, election of officers, and the transaction of other business. Notice of such meeting is hereby dispensed with.

Section 3.08 Other Regular Meetings. Other regular meetings of the Board of Directors are hereby dispensed with and all business conducted by the Board of Directors shall be conducted at special meetings.

Section 3.09 Special Meetings. Special meetings of the Board of Directors for any purpose or purposes shall be called at any time by the Chairman of the Board, the Chief Executive Officer, the President or, if the Chief Executive Officer and the President are absent or unable or refuse to act, by any Vice President or by any three directors.  Written notice of the time and place, if any, of special meetings shall be delivered personally to each director, or sent to each director by mail or by other form of written communication or electronic communication, charges prepaid, addressed to director at director’s address as it is shown upon the records of the Corporation, or if it is not so shown on such records or is not readily ascertainable at the place in which the meetings of directors are regularly held. In case such notice is mailed, it shall be deposited in the United States mail in the place in which the principal office of the Corporation is located at least 48 hours prior to the time of the holding of the meeting. In case such notice is delivered personally or telecopied as above provided, it shall be so delivered or telecopied at least 24 hours prior to the time of the holding of the meeting. Alternatively, the Secretary may give notice of the time and place of a special meeting by telephoning each director at least 24 hours prior to the time of holding the meeting. Such mailing, telephoning, telecopying or delivering as above provided shall be due, legal and personal notice to such director.

Section 3.10 Notice of Adjournment. Notice of the time and place of holding an adjourned meeting need not be given to absent directors if the time and place be fixed at the meeting adjourned.

Section 3.11 Waiver of Notice. A director’s attendance at or participation in a meeting waives any required notice to the director of the meeting unless the director at the beginning of the meeting, or promptly upon the director’s arrival, objects to holding the meeting or transacting business at the meeting because of lack of notice or defective notice, and does not thereafter vote for or assent to action taken at the meeting. The transactions of any meeting of the Board of Directors, however called and noticed or wherever held, shall be as valid as though made at a meeting duly held after regular call and notice, if a quorum be present, and if, either before or after the meeting, each of the directors not present signs a written waiver of notice, or a consent to holding such meeting, or an approval of the minutes thereof. All such waivers, consents or approvals shall be filed with the corporate records or made a part of the minutes of the meeting.

Section 3.12 Quorum. One-half of the authorized number of directors shall be necessary to constitute a quorum for the transaction of business, except to adjourn as hereinafter provided.

Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board of Directors, unless a greater number be required by law or by the Articles of Incorporation.

Section 3.13 Adjournment. A quorum of the directors may adjourn any directors’ meeting to meet again at a stated day and hour; provided, however, that in the absence of a quorum, a majority of the directors present at any directors’ meeting, either regular or special, may adjourn from time to time until the time fixed for the next regular or special meeting of the Board of Directors.

Section 3.14 Fees and Compensation. Directors shall not receive any stated salary for their services as directors, but, by resolution of the Board of Directors, a fixed fee, with or without expenses of attendance, may be allowed for attendance at each meeting. Nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity as an officer, agent, employee, or otherwise, and receiving compensation therefor.

Section 3.15 Action Without Meeting. Any action required or permitted to be taken by the Board of Directors under any provision of the IBCA and under these Bylaws may be taken without a meeting if all of the directors of the Corporation shall individually or collectively consent in writing to such action. Such written consent or consents shall be filed with the minutes of the proceedings of the Board of Directors. Such action by written consent shall have the same force and effect as the unanimous vote of such directors.

Section 3.16 Meeting by Telecommunication. Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors or committee by any means of communication by which all persons participating in the meeting can hear each other during the meeting, and participation in a meeting under this Section 3.16 shall constitute presence in person at the meeting.

ARTICLE IV : COMMITTEES

Section 4.01 Executive Committee. The Board of Directors may appoint from among its members an executive committee of not less than three members, one of whom shall be the Chief Executive Officer or President.  One member of the executive committee shall be designated to serve as its chairman. The Board of Directors may also designate one or more of its members as alternates to serve as a member or members of the executive committee in the absence of a regular member or members. The Board of Directors reserves to itself alone the power to amend these Bylaws, declare dividends, issue stock, recommend to shareholders any action requiring their approval, change the membership of any committee at any time, fill vacancies therein, and discharge any committee either with or without cause at any time. Subject to the foregoing limitations, the executive committee shall possess and exercise all other powers of the Board of Directors during the intervals between meetings.

Section 4.02 Audit Committee. The Board of Directors may appoint from among its members an audit committee of three or more directors, each of whom shall be independent directors and shall have a working familiarity with basic finance and accounting practices.  At least one member of the committee shall be designated by the committee as the committee financial expert in accordance with Rule 407(d)(5) of Regulation S-K and Nasdaq Rule 4350(d)(2).  Unless a chair is appointed by the Board of Directors, the members of the committee shall designate a chair by majority vote of the full committee membership.  The committee shall have the power and the duty to meet with and consider suggestions from members of management and of the Corporation’s internal audit staff, as well as the Corporation’s independent accountants, concerning the financial operations of the Corporation.  The committee shall additionally have the power to review audited financial statements of the Corporation and consider and recommend the employment of, and approve the fee arrangement with, independent accountants.  The committee shall otherwise exercise such powers as may be specifically delegated to it by the Board of Directors and act upon such matters as may be referred to it from time to time for study and recommendation by the Board of Directors or Chief Executive Officer or President.

Section 4.03 Compensation Committee. The Board of Directors may appoint a compensation committee of three or more directors, none of whom shall be officers or otherwise employed by the Corporation. Unless a chair is appointed by the Board of Directors, the members of the committee shall designate one director as chairman of the committee by majority vote of the full committee.  The Board of Directors may designate one or more directors as alternate members of the committee, who may replace any absent or disqualified member at any meeting of the committee. The committee shall have the power to fix from time to time the compensation of all executive officers of the Corporation and shall otherwise exercise such powers as may be specifically delegated to it by the Board of Directors and act upon such matters as may be referred to it from time to time for study and recommendation by the Board of Directors or Chief Executive Officer or President.

Section 4.04 Nominating and Governance Committee. The Board of Directors may appoint from among its members a nominating and governance committee of three or more directors.  The Board of Directors shall designate one director as chairman of the committee, and may designate one or more directors as alternate members of the committee, who may replace any absent or disqualified member at any meeting of the committee. The committee shall have the power to select nominees for election as directors of the Corporation, to fill vacancies on the Board of Directors (subject to Section 3.04), and to exercise such other powers as may be specifically delegated to it by the Board of Directors and act upon such matters as may be referred to it from time to time for study and recommendation by the Board of Directors or Chief Executive Officer or President.

Section 4.05 Other Committees. The Board of Directors may also appoint from among its own members such other committees as the Board of Directors may determine, which shall in 20 each case consist of not less than two directors, and which shall have such powers and duties as shall from time to time be prescribed by the Board of Directors. Subject to applicable law, the Chief Executive Officer shall be a member ex officio of each committee appointed by the Board of Directors.

Section 4.06 Rules of Procedure. A majority of the members of any committee may fix its rules of procedure. All action by any committee shall be reported to the Board of Directors at a meeting succeeding such action and shall be subject to revision, alteration, and approval by the Board of Directors; provided that no rights or acts of third parties shall be affected by any such revision or alteration.

ARTICLE V : OFFICERS

Section 5.01 Officers. The officers of the Corporation shall be a President, a Vice President, a Secretary and a Treasurer. The Corporation may also have, at the discretion of the Board of Directors, a Chairman of the Board, a Chief Executive Officer, a Chief Operating Officer, a Chief Financial Officer, one or more Executive Vice Presidents, one or more additional Vice Presidents, one or more Assistant Secretaries, one or more Assistant Treasurers and such other officers as may be appointed in accordance with the provisions of Section 5.03. Any person may hold any or all offices.

Section 5.02 Election. The officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.03 or Section 5.05, shall be chosen by the Board of Directors, and each shall hold office until the officer shall die, resign or be removed or otherwise disqualified to serve, or officer’s successor shall be elected and qualified.

Section 5.03 Subordinate Officers, Etc. The Board of Directors may appoint such other officers as the business of the Corporation may require, each of whom shall hold office for such period, have such authority and perform such duties as are provided in these Bylaws or as the Board of Directors may from time to time determine.

Section 5.04 Removal and Resignation. Any officer may be removed, either with or without cause, by a majority of the directors at the time in office, at any regular or special meeting of the Board of Directors, or, except in case of an officer chosen by the Board of Directors, by an officer upon whom such power of removal may be conferred by the Board of Directors.

Any officer may resign at any time by giving written notice to the Board of Directors or to the Chief Executive Officer, or to the President, or to the Secretary. Any such resignation shall take effect at the date of the receipt of such notice or at any later time specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 5.05 Vacancies. A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled in the manner prescribed in these Bylaws for regular appointments to such office.

Section 5.06 Chairman of the Board. The Chairman of the Board, if there shall be such an officer, shall, if present, preside at all meetings of the Board of Directors, and exercise and 21 perform such other powers and duties as may be from time to time assigned to the chairperson by the Board of Directors or prescribed by these Bylaws.

Section 5.07 President. Unless otherwise determined by the Board of Directors by the election or appointment to the office of Chief Executive Officer of someone other than the person then holding the office of President, the office of President shall include the office of Chief Executive Officer. The President shall preside at all meetings of the shareholders and, in the absence of the Chairman of the Board, at meetings of Directors. He or she may sign, execute and deliver in the name of the Corporation, powers of attorney, contracts, bonds, and other obligations and shall perform such other duties as may be prescribed from time to time by the Board of Directors.

Section 5.08 Chief Executive Officer. The Chief Executive Officer shall be the chief executive and administrative officer of the Corporation. In the absence of the President, he or she shall perform all the duties of the President. He or she shall exercise such duties as customarily pertain to the office of Chief Executive Officer and shall have general and active supervision over the property, business and affairs of the Corporation and over its several officers, including the President if the office of President is held by someone other than the Chief Executive Officer. He or she may appoint officers, agents or employees other than those appointed by the Board of Directors. He or she may sign, execute and deliver in the name of the Corporation, powers of attorney, contracts, bonds, and other obligations and shall perform such other duties as may be prescribed from time to time by the Board of Directors.

Section 5.09 Chief Operating Officer. The Chief Operating Officer shall be the chief operating officer of the Corporation and, subject to the directions of the Board of Directors and the Chief Executive Officer, shall have general charge of the business operations of the Corporation and general supervision over its employees and agents. In the absence of the Chief Executive Officer, he or she shall perform all the duties of the Chief Executive Officer. Subject to the approval of the Board of Directors and the Chief Executive Officer, he or she shall employ all employees of the Corporation or delegate such employment to subordinate officers and shall have authority to discharge any person so employed. He or she shall perform such other duties as the Board of Directors or the Chief Executive Officer shall require. He or she shall report to the Chief Executive Officer and the Board of Directors from time to time as the Board of Directors or the Chief Executive Officer may direct. He or she may sign, execute and deliver in the name of the Corporation, powers of attorney, contracts, bonds, and other obligations and shall perform such other duties as may be prescribed from time to time by the Board of Directors.

Section 5.10 Executive Vice President. Unless otherwise determined by the Board of Directors by the election to the office of Chief Operating Officer of someone other than the person then holding the office of Executive Vice President, the office of Executive Vice President shall include the office of Chief Operating Officer. The Executive Vice President shall possess the power and may perform the duties of the President in his or her absence or disability. He or she may sign, execute and deliver in the name of the Corporation, powers of attorney, contracts, bonds, and other obligations and shall perform such other duties as may be prescribed from time to time by the Board of Directors.

Section 5.11 Chief Financial Officer. The Chief Financial Officer shall be responsible to the Board of Directors and the Chief Executive Officer for all the financial affairs of the Corporation, for supervision of all persons, including the Treasurer, engaged in financial activities on behalf of the Corporation, and for financial supervision and control, and internal audit, of the Corporation and any subsidiaries of the Corporation. He or she may sign, with such other officer(s) as the Board of Directors may designate for the purpose, all bills of exchange or promissory notes of the Corporation. He or she shall perform such other duties as may be assigned to him or her by the Board of Directors or the Chief Executive Officer.

Section 5.12 Vice Presidents. The Vice Presidents of the Corporation shall have such powers and perform such duties as may be assigned to them from time to time by the Board of Directors or the Chief Executive Officer. Vice President may be assigned various ranks, such as Senior Vice President, Vice President, Assistant Vice President, and the like. In the absence or disability of the President and the Executive Vice President, the Vice President designated by the Board of Directors shall perform the duties and exercise the powers of the President. A Vice President may sign and execute contracts and other obligations pertaining to the regular course of his or her duties.

Section 5.13 Secretary. The Secretary shall keep the minutes of all meetings of the shareholders and of the Board of Directors and to the extent ordered by the Board of Directors, the Chief Executive Officer or the President, the minutes of meetings of all committees. He or she shall cause notice to be given of meetings of shareholders, of the Board of Directors, and of any committee appointed by the Board of Directors. He or she shall have custody of the corporate seal and general charge of the records, documents, and papers of the Corporation not pertaining to the performance of the duties vested in other officers, which shall at all reasonable times be open to the examination of any director. He or she may sign or execute contracts with the President, the Chief Executive Officer, the Chief Operating Officer, the Executive Vice President or a Vice President thereunto authorized in the name of the company and affix the seal of the Corporation thereto. He or she shall perform such other duties as may be prescribed from time to time by the Board of Directors or by these Bylaws. He or she shall be sworn to the faithful discharge of his or her duties. Assistant Secretaries shall assist the Secretary and keep and record such minutes of meetings as shall be directed by the Board of Directors.

Section 5.14 Treasurer. Unless otherwise determined by the Board of Directors by the election or appointment to the office of Chief Financial Officer of someone other than the person then holding the office of Treasurer, the office of Treasurer shall include the office of Chief Financial Officer. He or she shall report to the Chief Financial Officer and, in the absence of the Chief Financial Officer, he or she shall perform all the duties of the Chief Financial Officer. The Treasurer shall have general custody of the collection and disbursement of funds of the Corporation. He or she shall endorse on behalf of the Corporation for collection all checks, notes, and other obligations, and shall deposit the same to the credit of the Corporation in such bank or banks or depositories as the Board of Directors may designate. He or she may sign, with such other officer(s) as the Board of Directors may designate for the purpose, all bills of exchange or promissory notes of the Corporation. He or she shall enter or cause to be entered regularly in the books of the Corporation full and accurate accounts of all monies received and paid by him or her on account of the Corporation; shall at all reasonable times exhibit his or her books and accounts to any director of the Corporation upon application at the office of the Corporation during normal business hours; and whenever required by the Board of Directors, the Chief Executive Officer or the Chief Financial Officer, shall render a statement of his or her accounts. He or she shall perform such other duties as may be prescribed from time to time by the Board of Directors or by these Bylaws.

ARTICLE VI : STOCK

Section 6.01 Certificates. Every holder of stock represented by certificates and, upon request, every holder of uncertificated shares, if any, shall be entitled to have a certificate signed by or in the name of the Corporation by the Chairman of the Board, if any, or Chief Executive Officer, the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, of the Corporation, representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

Section 6.02 Transfer of Shares. The shares of stock of the Corporation shall be transferable only upon its books by the holders thereof in person or by their duly authorized attorneys or legal representatives, and upon such transfer the old certificates shall be surrendered to the Corporation by the delivery thereof to the person in charge of the stock transfer books and ledgers, or to such other person as the Board of Directors may designate, by whom they shall be canceled, and new certificates shall thereupon be issued. A record shall be made of each transfer.

Section 6.03 Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates. The Corporation may issue a new certificate of stock in the place of any certificate therefore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or his or her legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

Section 6.04 Transfer Agent. The Board of Directors shall have power to appoint one or more transfer agents and registrars for the transfer and registration of certificates of stock of any class.
ARTICLE VII : INDEMNIFICATION OF DIRECTORS AND OFFICERS
Section 7.01 Indemnification.

(a) Each person who was or is made a party or is threatened to be made a party or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the IBCA, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Section 7.01(b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors.

(b) The right to indemnification conferred in this Section 7.01 shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, if the IBCA requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section 7.01 or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

Section 7.02 Right to Sue. If a claim under Section 7.01 is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the IBCA for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the IBCA, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the claimant has not met such applicable standard or conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard or conduct.

Section 7.03 Non-Exclusivity of Rights. The rights conferred on any person in Section 7.01 and Section 7.02 shall not be exclusive of any other right which such persons may 25 have or hereafter acquire under any statute, provision of the Articles of Incorporation, these Bylaws, agreement, vote of shareholders or disinterested directors, or otherwise.

Section 7.04 Insurance. The Corporation may maintain insurance to the extent reasonably available at commercially reasonable rates (in the judgment of the Board of Directors), at its expense, to protect itself and any such director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the IBCA.

Section 7.05 Effect or Amendment. Any amendment, repeal or modification of any provision of this Article VII which reduces or eliminates the rights of any director, officer, employee or agent under this Article VII shall apply only to acts, omissions, events or occurrences that take place after the effectiveness of such amendment, repeal or modification, regardless of when any action, suit or proceeding is commenced, and shall not affect the rights of any director, officer, employee or agent with respect to acts, omissions, events or occurrences that take place prior to the effectiveness of such amendment, repeal or modification.

ARTICLE VIII : MISCELLANEOUS
Section 8.01 Fiscal Year. The fiscal year of the Corporation shall begin on January 1st and end on December 31st. It may be changed by resolution of the Board of Directors.
Section 8.02 Seal. The corporate seal shall have the name of the Corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board of Directors.

Section 8.03 Waiver of Notice of Meetings of Shareholders, Directors and Committees. Any written waiver of notice, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of any regular or special meeting of the shareholders, directors, or members of a committee of directors, need be specified in any written waiver of notice.

Section 8.04 Interested Directors. Any director or officer individually, or any partnership of which any director or officer may be a member, or any corporation or association of which any director or officer may be an officer, director, trustee, employee or shareholder, may be a party to, or may be pecuniarily or otherwise interested in, any contract or transaction of the Corporation, and in the absence of fraud no contract or other transaction shall be thereby affected or invalidated. Any director of the Corporation who is so interested, or who is also a director, officer, trustee, employee or shareholder of such other corporate or association or a member of such partnership which is so interested, may be counted in determining the existence of a quorum at any meeting of the Board of Directors which shall authorize any such contract or transaction, and may vote thereat to authorize any such contract or transaction, with like force and, affect as if he or she were not such director, officer, trustee, employee or shareholder of such other corporation or association or not so interested or a member of a partnership so interested; provided that in case a director, or a partnership, corporation or association of which a director is a member, officer, director, trustee or employee is so interested, such fact shall be disclosed or shall have been known to the Board of Directors or a majority thereof. This paragraph shall not be construed to invalidate any such contract or transaction which would otherwise be valid under the common and statutory law applicable thereto.

Section 8.05 Form of Records. Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or be in the form of, magnetic media, photographs, microphotographs, or any other information storage device;  provided that the records so kept can be converted into clearly legible form within a reasonable time.  The Corporation shall so convert any records so kept upon the request of any person entitled to inspect the same.

Section 8.06 Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Iowa, the Board of Directors is expressly authorized and empowered to adopt, amend, alter, change, rescind and repeal these Bylaws in whole or in part. Except where the Articles of Incorporation of the Corporation requires a higher vote, these Bylaws may also be adopted, amended, altered, changed, rescinded or repealed in whole or in part at any annual or special meeting of the shareholders by the affirmative vote of a majority of the shares of the Corporation outstanding and entitled to vote thereon.

Section 8.07 Representation of Shares of Other Corporations. The Chief Executive Officer, the President or any Vice President of this Corporation are authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares of any other corporation or corporations standing in the name of this Corporation. The authority herein granted to said officers to vote or represent on behalf of this Corporation any and all shares held by this Corporation in any other corporation or corporations may be exercised either by such officers in person or by any person authorized so to do by proxy or power of attorney duly executed by said officers.

Section 8.08 Forum for Adjudication of Disputes.  Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Corporation to the Corporation or the Corporation’s shareholders, (c) any action asserting a claim arising pursuant to any provision of the IBCA or the Articles of Incorporation or these Bylaws (as each may be amended or amended and restated from time to time) or (d) any action asserting a claim governed by the internal affairs doctrine shall be a state court located within the State of Iowa.

For purposes of this Section 8.08, and subject to the Corporation’s right to consent to an alternative forum as provided above, to the extent no state court located within the State of Iowa has jurisdiction, then any such action shall also be solely and exclusively brought in a federal court located within the State of Iowa, to the extent such court has subject matter jurisdiction over the action. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, the foregoing provisions of this Article VIII shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act, or any other claim for which the U.S. federal courts have exclusive jurisdiction.

Amended & Restated September 27, 2021